Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2025 relating to the financial statements of Core Scientific, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Marcum LLP

Costa Mesa, CA
May 23, 2025